Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Isle of Capri Casinos, Inc. for the registration of $350,000,000 of 8.875% Senior Subordinated Notes due June 15, 2020, and to the incorporation by reference therein of our reports dated June 14, 2012, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc., and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc., included in its Annual Report (Form 10-K) for the year ended April 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 7, 2012